UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2020

GB Sciences, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	000-55462 (Commission File Number)	59-3733133 (IRS Employer I.D. No.)

3550 W. Teco Avenue

Las Vegas, NV 89118

(Address of Principal Executive Offices) (Zip Code)

(844) 843-2569

Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐            Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

August 18, 2020--GB Sciences, Inc. (OTCQB: GBLX), has filed two new provisional patent applications, which were assigned to GBS Global Biopharma (GBS), Inc., GB Sciences’ Canadian entity. The supporting data for both new applications were obtained from a two-year study on the use of cannabis-based ingredients for modulating inflammatory processes within the human immune system that was completed for GBS in November of 2019 by Dr. Norbert Kaminski of Michigan State University. In addition to these two new provisional patent applications, GBS’ intellectual property portfolio currently contains five patents that are issued in the US with corresponding patents issued internationally. Seven nonprovisional patent applications and two provisional patent applications are pending in the US and twenty-eight patent applications have been filed internationally.

Inflammatory disorders represent a serious global health and economic burden with over $200 billion spent annually. The current COVID-19 pandemic has created an increased demand for novel anti-inflammatory treatments to combat the effects of the severe forms of COVID-19. In the most severe cases of COVID-19, the leading cause of death is respiratory failure from acute respiratory distress syndrome (ARDS) triggered by virally driven hyperinflammatory processes in the lungs, also known as Cytokine Storm Syndrome (CSS) or Macrophage Activation Sydrome (MAS).

The first provisional patent application entitled, “CANNABINOID-CONTAINING COMPLEX MIXTURES FOR THE TREATMENT OF CYTOKINE RELEASE SYNDROME WHILE PRESERVING KEY ANTI-VIRAL IMMUNE REACTIONS” protects the use of cannabinoid containing complex mixtures (CCCM™) for the treatment of macrophage activation syndrome (MAS) and the related cytokine release syndrome (CRS), which is a systemic inflammatory response that can be triggered by viral infections, such as the influenza virus or a coronavirus (e.g. the SARS-CoV-2 virus in COVID-19). CRS can also be caused by the medicinal use of immunotherapeutic agents, such as checkpoint inhibitors, bispecific T-cell engagers, and CAR-T cells.

The human immune system is vital for identifying and destroying viral pathogens; however, sometimes a viral infection evades destruction by normal immune processes but triggers a hyperinflammatory response, CRS, or MAS. In this scenario, the pro-inflammatory cytokines and processes that normally target and eradicate viral pathogens endanger the patient because of their severity and location in a major organ of the body like the heart, lungs, or brain target tissue. However, treatment of virally induced hyperinflammation in COVID-19 patients may not be as simple as using a broadly immunosuppressive strategy because the production of specific pro-inflammatory cytokines may be crucial for immune defense against SARS-CoV-2 infections or other viral infections.

GBS’ rationally designed combination therapies use cannabinoid containing complex mixtures (CCCM™) designed to decrease levels of specific pro-inflammatory cytokines: interleukin 1 beta (IL-1b), interleukin 6 (IL-6), and tumor necrosis factor alpha (TNFa), while preserving (or augmenting) the anti-viral immune responses driven by interferon-alpha (IFNa). GBS’ CCCM™ are also being developed as an adjunctive therapy to be delivered to COVID-19 patients in combination with clinically (FDA)-approved IFN (alpha and beta) products for the most beneficial patient results—reduced CRS/MAS while preserving the anti-viral immune activity necessary for fighting the viral infection.

The second provisional patent application entitled, “CANNABINOID-CONTAINING COMPLEX MIXTURES FOR THE TREATMENT OF CHRONIC INFLAMMATORY DISORDERS” protects GBS’ CCCM™ designed for the treatment of chronic inflammatory diseases, such as rheumatoid arthritis (RA), psoriasis, systemic lupus erythematosus (SLE), multiple sclerosis (MS), dermatitis, chronic gastritis, peptic ulcers, HIV-Associated Neurocognitive Disorder (HAND), Parkinson’s disease (PD), Alzheimer’s disease (AD), or Huntington’s Disease (HD). Chronic inflammation occurs when your body’s immune system is triggered, pro-inflammatory compounds are released, and the resulting inflammatory processes persist over time, without being halted by normal immunoregulatory processes. Eventually, the very same immune processes that normally help to maintain our bodies begin to cause serious harm. GBS’ CCCM™ were designed to treat chronic inflammatory disorders by modulating specific immune cell activities associated with the decrease of pro-inflammatory cytokines, with the suppression of pro-inflammatory cell markers, and with the suppression of pro-inflammatory processes.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GB Sciences, Inc. a Nevada corporation

Dated: August 20, 2020	By:	/s/ John Poss
John Poss
Chief Executive Officer